Exhibit 99.3

Professional Bank Services,	The 1000 Building
Incorporated	6200 Dutchman’s Lane, Suite 305
Louisville, Kentucky 40205
Louisville, Nashville,
Orlando	502 451-6633
502 451-6755 (FAX)
Consultants to the	800-523-4778
Financial Industry	www.probank.com
pbs@probank.com

April 19, 2016

Qualified Members of the Board of Directors

Community First, Inc.

501 South James Campbell Blvd.

Columbia, Tennessee 38401

To The Directorate:

You have requested our opinion, from a financial perspective, as to the fairness to the common shareholders of Community First, Inc., Columbia, Tennessee (the “Company”) in the possible exchange of Company common stock for the Company’s outstanding preferred stock (“Common Stock Exchange Offering”). The Common Stock Exchange Offering will be of 1,629,053 common shares for all of the outstanding preferred shares with an aggregate value of $7,738,000. The valuation of the Company common shares utilized in this analysis is $4.75 per common share. The Company has indicated that it plans to offer up to 250,000 common shares to existing shareholders at the $4.75 price per common share in a registered rights offering concurrently with the Common Stock Exchange Offering.

The analysis and opinion are based on a review of the financial condition and history of the Company and its wholly owned subsidiary Community First Bank & Trust, Columbia, Tennessee (the “Bank”), regulatory and audit reports, and other such summary information available and deemed reasonably appropriate. The date of this report is as of April 15, 2016.

Professional Bank Services, Inc. (“PBS”) has performed stock analyses for many financial institutions in the United States. Our knowledge of the financial industry evolves from an experienced staff and a history as consultants and financial advisors to the banking industry. The firm’s wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker/Dealer with the Securities and Exchange Commission.

Qualified Members of the Board of Directors

Community First, Inc.

April 19, 2016

Page Two

For purposes of this analysis, we have reviewed and analyzed the historical performance of the Company and the Bank, including: (i) the Company’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015; (ii) the Audited Financial Statements for the Company for the years ended December 31, 2014 and 2015; (iii) February 29, 2016 internal Company financial statements; (iv) the 2016 budget for the Company prepared by the Company’s management; (v) December 31, 2015 Uniform Bank Performance Report for the Bank; and (vi) historical common stock trading activity of the Company.

Financial projections have been prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this analysis. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled or audited the financial statements of the Company, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Company.

PBS, its officers, and its staff have no present business interest in the Company. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Company. Fees paid to PBS for the preparation of this analysis are neither dependent nor contingent upon any transaction or upon the results of the analysis.

Based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion as investment bankers that, as of April 15, 2016, the contemplated Common Stock Exchange Offering price of $4.75 per share is fair from a financial perspective to the existing common shareholders of the Company.

Very truly yours,

PROFESSIONAL BANK SERVICES, INC.